UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2006
United Components, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	333-107219	04-3759857

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)
14601 Highway 41 North
Evansville, Indiana 47725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (812) 867-4156
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets
On June 30, 2006, United Components, Inc. (“UCI”) announced that it had completed the sale of its Neapco, Inc. (“Neapco”) business unit to Neapco’s senior management and a private investor group for a purchase price of approximately $24.5 million, subject to post-closing adjustments. On June 30, 2006, UCI also announced that it had completed the sale of its Pioneer, Inc. (“Pioneer”) business unit to Doron Arad, an entrepreneur who has involvement in other related businesses, for a purchase price of $11.8 million. Both dispositions were structured as asset sales. UCI intends to use the proceeds, after expenses, from the transactions to repay borrowings under its senior credit facility. A copy of the press release related to the transactions is attached as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among United Components, Inc., Neapco Inc. and Neapco, LLC, dated as of June 30, 2006.

2.2	Asset Purchase Agreement by and among Pioneer Inc. Automotive Products, United Components, Inc. and Pioneer, Inc., dated as of June 30, 2006.

99.1	Press Release, dated June 30, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 6th day of July  , 2006.

UNITED COMPONENTS, INC.
By:	/s/ Charles T. Dickson
	Name:	Charles T. Dickson
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among United Components, Inc., Neapco Inc. and Neapco, LLC, dated as of June 30, 2006.

2.2	Asset Purchase Agreement by and among Pioneer Inc. Automotive Products, United Components, Inc. and Pioneer, Inc., dated as of June 30, 2006.

99.1	Press Release, dated June 30, 2006.